UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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HURON CONSULTING GROUP INC.

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 4, 2018

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 4, 2018, at 11:00 a.m. Central Time, for the following purposes:

1	To elect to the board of directors the three persons nominated by the board of directors to serve as Class II Directors;
2	An advisory vote to approve the Company’s executive compensation;
3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 6, 2018 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Diane E. Ratekin

Executive Vice President, General

Counsel and Corporate Secretary

Chicago, Illinois

March 26, 2018

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 4, 2018

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 2018

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2018 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2018 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Friday, May 4, 2018 at 11:00 a.m. Central Time, at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 26, 2018.

GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 6, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 22,417,461 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated John S. Moody, Hugh E. Sawyer and Debra Zumwalt as Class II Directors to be voted upon at the 2018 Annual Meeting. James D. Edwards, John McCartney and James H. Roth are Class III Directors serving terms ending at the 2019 Annual Meeting. H. Eugene Lockhart and George E. Massaro are Class I Directors serving terms ending at the 2020 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the three nominees as Class II Directors and the other matters described herein. The board of directors knows of no reason that Mr. Moody, Mr. Sawyer or Ms. Zumwalt might be unavailable to serve as the Class II Directors, and each has expressed an intention to serve, if elected. If Mr. Moody, Mr. Sawyer or Ms. Zumwalt is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Moody, Mr. Sawyer and Ms. Zumwalt as Class II Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. MOODY, MR. SAWYER AND MS. ZUMWALT AS CLASS II DIRECTORS.

ABOUT THE BOARD

		Class and Year in Which Term Expires		Committees
Name	Principal Occupation		Independent	A	C	N&CG
John S. Moody Age 69, Director since 2005	Chief Executive Officer, Parkside Capital	Class II 2018	🌑	🌑	🌑
Hugh E. Sawyer Age 63, Director since 2018	President and Chief Executive Officer, Regis Corporation	Class II 2018
Debra Zumwalt Age 62, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2018	🌑		🌑c	🌑
Not Standing for Election
James D. Edwards Age 74, Director since 2004	Retired Managing Partner—Global Markets at Arthur Andersen LLP	Class III 2019	🌑			🌑c
John McCartney Age 65, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2019	🌑	🌑
James H. Roth Age 60, Director since 2009	Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	Class III 2019
H. Eugene Lockhart Age 68, Director since 2006	Senior Advisor, General Atlantic LLC	Class I 2020	🌑	🌑c	🌑
George E. Massaro Age 70, Director since 2004	Vice Chairman of the Board, Huron Consulting Group Inc.	Class I 2020	🌑			🌑

A – Audit Committee C – Chairman
C – Compensation Committee
N&CG – Nominating and Corporate Governance Committee

Presented below is information regarding the directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

John S. Moody Director since November 2005 Audit Committe (Member) Compensation Committe (Member)

Professional Experience

Since January 2014, Mr. Moody has been chief executive officer of Parkside Capital, formerly known as ProTerra Realty, a fund manager investing in real estate in Houston, Texas. He had previously served as president of Parkside Capital since January 2007. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. From 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., a REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust.

Board Service

In November 2015, Mr. Moody was appointed chairman of the board of Four Corners Property Trust, Inc., a public real estate investment trust, where he also serves as chairman of the compensation committee. Mr. Moody joined the board of Hines Global REIT, a privately owned real estate investment, development and management company, in June 2009. He joined the board of directors of Potlatch Corp., a public real estate investment trust, in September 2006, and in January 2009, he assumed the role of vice chairman of Potlatch Corp. From 2001 to 2005, Mr. Moody served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc., and Equity Office Properties Trust.

Education

Mr. Moody received a B.A. in History from Stanford University and a J.D. with honors from The University of Texas School of Law.

Individual Contributions

Mr. Moody has served in executive officer roles in several real estate related businesses where he was responsible for the management of multi-billions of dollars in assets, and has also served as the managing partner of a full service commercial law firm. In addition, Mr. Moody has served on a number of boards of directors, including as chairman and vice chairman, of companies organized as real estate investment trusts and advisory firms. As such, Mr. Moody contributes a wealth of legal and financial expertise to the Huron board.

Hugh E. Sawyer Director since February 2018

Professional Experience

Since April 2017, Mr. Sawyer has served as the President and Chief Executive Officer of Regis Corporation, a corporation that owns, franchises and operates beauty salons worldwide. Mr. Sawyer previously served as a managing director at Huron, beginning in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.

Board Service

Mr. Sawyer has served as a director of JHT Holdings, Inc. since 2012 and has served on the boards of numerous companies, including Energy Future Competitive Holdings Company LLC and Texas Competitive Electric Holdings Company LLC from 2013 to October 2016, and Edison Mission Energy from July 2012 to April 2014, and thereafter on the Board of Managing Trustees of the EME Reorganization Trust until December 2016.

Education

Mr. Sawyer received a B.A. in English with honors from the University of Florida.

Individual Contributions

Mr. Sawyer has a history of providing transformational leadership and support to companies in a broad range of industries, including consumer car rental, consumer retail, utilities, building materials, healthcare, transportation and logistics, equipment rental, security and guard services, graphic arts and printing, industrial laundry, CRM solutions and telecommunications, automotive OEM, automotive supply, commercial nursery operations, marine retail, real estate development, resort and hotel operations. Mr. Sawyer also has extensive governance background as a board member in businesses with sophisticated constituents facing complex circumstances, and will be able to bring this experience with him to the board.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member)

Professional Experience

Since 2001, Ms. Zumwalt has been the Vice President and General Counsel of Stanford University and is in charge of the legal services provided to the University and its two affiliated hospitals with combined annual revenues of over $9 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and Stanford Management Company, which manages over $24 billion in assets. Ms. Zumwalt is also a member of the Board of Overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC and SUMIT Insurance Company Ltd., a holding company and captive insurance company providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and for whom she served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.

Board Service

Ms. Zumwalt is currently a director of Exponent, Inc., a public engineering and scientific consulting company. She is also on the boards of the American University of Afghanistan and the Academy of Art University and has served on other nonprofit boards in education and legal services.

Education

Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.

Individual Contributions

Given the many roles she serves in connection with her position as chief legal officer of a university with two affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a well-renowned law firm and bar association president, as well as with her current roles as director on corporate and academic boards.

DIRECTORS NOT STANDING FOR ELECTION

James D. Edwards Director since October 2004 Nominating and Corporate Governance Committee (Chair)

Professional Experience

Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards first began his career with Arthur Andersen LLP and served in several positions in which he developed significant financial expertise in public accounting and provided consulting services to a broad range of industries.

Board Service

Mr. Edwards has served as a director of Crawford & Company, the world’s largest public provider of claims adjustment and risk management solutions to insurance companies and self-insured entities, since February 2005. He had previously served on the board of Cousins Properties Incorporated, a publicly held REIT, until May 2014. Mr. Edwards had also served on the board of Transcend Services, Inc., a provider of medical transcription services to the healthcare industry, until early 2012, when the company was sold. He also served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until February 2010, when the company was sold.

Education

Mr. Edwards received a B.S. in Accounting from Bob Jones University and was a long-term member of the American Institute of Certified Public Accountants.

Individual Contributions

Mr. Edwards’ experience includes a lengthy tenure with a former “Big Five” accounting firm where he served in several leadership positions, including managing partner for all operations in the United States and North America, which enables him to effectively address the challenges and opportunities presented to Huron. Mr. Edwards contributes to the Huron board his deep knowledge of accounting and financial consulting services, his many years of experience managing a large segment of a professional services firm, and an extensive network of prior clients in such fields as healthcare, pharmaceuticals and real estate.

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Audit Committee (Member)

Professional Experience

From June 1997 to March 1998, Mr. McCartney held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997.

Board Service

Mr. McCartney was appointed a non-executive director of Datatec Limited, a public networking technology and services company, in July 2007, and currently serves as chairman of the remuneration committee and as a member of the nominating committee. He had previously served as vice chairman of the board of directors of Datatec from October 1998 until May 2004. Mr. McCartney has also served on the board of Transco, Inc., a Chicago-based company that provides solutions to customers in the railroad, electric utility, process and manufacturing industries, since August 2011. From March 2011 until September 2013, Mr. McCartney served as chairman of the board of Westcon Group, Inc., a specialty distributor of networking and communications equipment, whose board he joined in August 1998 and for which he previously served as chairman from January 2001 until March 2009, and where he continued to serve as a director and member of the compensation committee until September 2017. Mr. McCartney served on the board of Rice Energy Inc., an independent natural gas and oil company, from March 2015 until November 2017. From May 2009 until February 2015, he served on the board of Covance Inc., a drug development services company. Mr. McCartney had also served as chairman of the board of directors of A.M. Castle & Co., a global distributor of specialty metal and plastic products, from January 2007 until April 2010. He had served on that board from 1998 until March 2015. In addition, Mr. McCartney had served as chairman of the board of trustees of Davidson College from 2004 to 2008.

Education

Mr. McCartney received a B.A. in Philosophy from Davidson College and an MBA from The Wharton School of the University of Pennsylvania.

Individual Contributions

Mr. McCartney has served as chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney brings to the Huron board, and the Audit Committee in particular, his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

James H. Roth Director since November 2009 Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC (July 2009) President of Huron (March 2011)

Professional Experience

As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many of the premier research universities and academic medical centers. Under his leadership as CEO, Huron has been named one of Forbes’ Best Management Consulting Firms in 2016 and 2017, Forbes’ America’s Best Employers in 2015 and 2016, and by Consulting magazine as one of the Best Firms to Work For from 2011 through 2017, and, for ten years in a row, the Healthcare practice was ranked in the top five of Modern Healthcare’s list of Largest Healthcare Management Consulting Firms. Previously, he served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice, which he grew into one of our largest organically grown practices within the firm.

Board Service

Mr. Roth was appointed to the board of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth, in November 2014. Mr. Roth was also appointed to the board of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities, in November 2014. Previously, he served on the board of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities, from March 2013 until April 2015.

Education

Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an MBA from Southern Methodist University.

Individual Contributions

Mr. Roth’s distinguished career as both an officer and consultant at Huron contributes to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member)

Professional Experience

In November 2012, Mr. Lockhart became Senior Advisor at General Atlantic LLC, a leading global growth investment firm. In October 2014, he founded and became Chairman and Managing Partner of MissionOG LLC, a growth stage investment firm. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. His prior positions include president of Global Retail Bank at Bank of America, as well as president and chief executive officer of MasterCard International. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth private companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others.

Board Service

Mr. Lockhart was appointed to the board of Metro Bank PLC, a public retail bank operating in the U.K., in March 2011, where he presently serves as the Chair of the risk and audit committee. He had served on the board of Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances, from August 2014 until May 2016. He previously served as a director and audit committee chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services, until March 2015. He had served on the board of Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios, until its June 2013 merger with Encore Capital Group, Inc., and also served on the board of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, until February 2010. Mr. Lockhart has served on numerous philanthropic boards, including serving in the past as the Chair of the Thomas Jefferson Foundation (Monticello) and the Chairman of the Darden School Foundation at the University of Virginia. He is currently serving as the Chairman of Academic Affairs for the State Council of Higher Education of Virginia (SCHEV).

Education

Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an MBA from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a CPA, licensed in the Commonwealth of Virginia.

Individual Contributions

Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes to Huron a broad array of contacts.

George E. Massaro Director since May 2004 Noaminating and Corporate Governance Committee (Member)

Professional Experience

Mr. Massaro has served as Vice Chairman of Huron’s board since May 2010, and had previously served in the role from March 2005 until July 2009. In the interim, he had served as Non-executive Chairman of Huron during a period of transition. Mr. Massaro joined the Company in August 2002 as a managing director, served as Chief Operating Officer from June 2003 until March 2005, and ceased his employment with Huron in February 2009. Prior to joining Huron, Mr. Massaro served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high-technology industries.

Board Service

Mr. Massaro has served as a director of Charles River Laboratories, a public provider of research products and preclinical services for the biomedical community, since 2003, and currently serves as chairman of the audit committee. Mr. Massaro had served as a member of the board of trustees of Mount Auburn Hospital in Cambridge until December 2017. He had served as a member of the finance committee of the Archdiocese of Boston until December 2017. Mr. Massaro had also served on the board of directors of Eastern Bank Corporation, an independent mutual bank holding company in New England, from February 2003 until December 2017.

Education

Mr. Massaro received a B.A. in Accounting and Finance from Bentley College and an MBA from Babson College.

Individual Contributions

Mr. Massaro contributes to the Huron board his unique understanding of our business and history, gained not only through his prior service as our Chief Operating Officer from 2003 to 2005, but also through his leadership of a Huron practice. Mr. Massaro’s many years of experience in public accounting, management of a professional services practice, and service on the boards of healthcare and pharma-centered institutions, have enabled him to provide invaluable business insights along with contacts in the business community.

EXECUTIVE OFFICERS

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	60	Chief Executive Officer, President and Director
C. Mark Hussey	57	Executive Vice President and Chief Operating Officer
John D. Kelly	42	Executive Vice President, Chief Financial Officer and Treasurer
Diane E. Ratekin	61	Executive Vice President, General Counsel and Corporate Secretary

James H. Roth’s biographical information is provided above under the caption “Directors Not Standing for Election.”

C. Mark Hussey was appointed Chief Operating Officer of Huron in February 2014. He has served as Executive Vice President since July 2011. He had served as Chief Financial Officer from July 2011 until January 2017. From July 2011 until February 2016, he served as Huron’s Treasurer. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as chief financial officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as executive vice president and chief financial officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an MBA in Finance from the University of Chicago Graduate School of Business. He is a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant (Illinois).

John D. Kelly was appointed Executive Vice President and Chief Financial Officer of Huron in January 2017. He has served as Huron’s Treasurer since February 2016. He had served as Chief Accounting Officer of Huron from February 2015 until January 2017, and had served as Corporate Vice President from November 2012 until his appointment as Executive Vice President. Previously, Mr. Kelly had served as Controller of Huron from November 2012 until February 2015, and prior to that served as Assistant Controller from October 2009. Mr. Kelly served as Huron’s Assistant Treasurer from February 2015 until February 2016. Prior to joining Huron’s Finance and Accounting department, Mr. Kelly was a Director in the Company’s Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly had held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a Senior Manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois).

Diane E. Ratekin was appointed Vice President and General Counsel of Huron in February 2011, and was named Executive Vice President in April 2011. She was appointed Corporate Secretary in December 2011. She had previously served as Huron’s Assistant Corporate Secretary since May 2009. Ms. Ratekin has been employed in Huron’s legal department since January 2005, and previously served as Deputy General Counsel. Prior to joining Huron, Ms. Ratekin was a partner in the Corporate Department of McGuireWoods LLP. Previously, she spent 17 years in the legal department of Deutsche Investment Management Americas Inc., formerly known as Zurich Scudder Investments, Inc. and Kemper Financial Services, Inc., where she was a Director and Team Leader of the Corporate and Investments Team. Before that, Ms. Ratekin was a litigator at Jenner & Block. She is a member of the American Bar Association and the Chicago Bar Association. In July 2017, Ms. Ratekin was appointed to the Metropolitan Chicago Board of Directors of the American Heart Association. She received a B.A. in English and a J.D. from the University of Iowa.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that each of Messrs. Edwards, Lockhart, Massaro, McCartney and Moody and Ms. Zumwalt is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance

Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that Stanford University engagements comprised 0.12% of Huron’s revenues for the year 2017, 0.60% for the year 2016, and 0.25% for the year 2015, the board of directors determined that this relationship would not interfere with Ms. Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director.

BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

BOARD COMPOSITION

The Nominating and Corporate Governance Committee, in conjunction with the Chair and the full board, is actively evaluating the future composition of the board in light of the age, tenure and experience of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors, several of whom have extensive experience leading and managing professional service businesses, provide significant insight into the Company and its operations and provide valuable contributions to the board. The Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board.

The Nominating and Corporate Governance Committee will consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as the refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors.

The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.

BOARD LEADERSHIP

Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board. In addition, George E. Massaro serves as Vice Chairman.

The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization.

RISK OVERSIGHT

One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

Board of Directors

•  Regularly considers potential business risks facing the Company, including those surrounding security and privacy, revenue recognition, quality assurance, strategic planning, employee retention, international compliance, business continuity, merger integration and market shifts

•  Maintains oversight of key governance programs relating to insider trading, business conduct and ethics, export controls and other critical issues

Audit Committee

•  Meets with and reviews reports from independent registered public accounting firm and internal auditors

•  Receives regular reports from the General Counsel on legal developments

•  Examines issues presented by the Chief Compliance Officer on whistleblower hotline and corporate compliance-related matters

•  Considers reports of the Enterprise Risk Management Committee on strategic, operational, financial and compliance risks that may materially affect the Company’s ability to achieve its business objectives

•  Evaluates controls in place to address Huron’s global FCPA risks

Compensation Committee

•  Annually reviews a risk assessment of all Huron compensation plans

•  Reviews the design and goals of compensation programs in the context of potential risks to the Company

•  Reviews and evaluates compensation arrangements to assess the potential for undue risk taking

Nominating and Corporate Governance Committee

•  Leads an annual self-assessment to ensure the board and its committees are properly fulfilling their roles

•  Ensures board candidates possess the appropriate experience and expertise required to effectively serve on Huron’s board

•  Annually reviews Huron’s corporate governance guidelines to confirm they reflect best practices

BOARD MEETINGS AND COMMITTEES

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2017, the board of directors held 12 meetings.

During 2017, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. Six directors attended the 2017 Annual Meeting of Stockholders.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and all Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s web site at www.huronconsultinggroup.com.

Audit Committee

The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company’s internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met ten times in 2017. The members of the Audit Committee are Messrs. Lockhart (Chair), McCartney and Moody. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart, McCartney and Moody is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.

The Report of the Audit Committee for the fiscal year ended December 31, 2017 appears below under the caption “PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee

Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met seven times in 2017. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart and Mr. Moody.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2017, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Committee engaged the firm of Pay Governance LLC as its outside compensation advisor to assist the Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met four times in 2017.

The members of the Nominating and Corporate Governance Committee are Mr. Edwards (Chair), Mr. Massaro and Ms. Zumwalt.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age, although it follows no strict criteria when making decisions. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation in accordance with the rules of the SEC from a stockholder or group of stockholders that has beneficially owned more than 5%

of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

DIRECTOR RESIGNATION POLICY

The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.

The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.

If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.

STOCKHOLDER COMMUNICATIONS POLICY

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

DIVERSITY OF BOARD SKILLS AND EXPERIENCE

Huron does not have a formal policy on board member diversity. The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience in relation to the development of the business. The Nominating and Corporate Governance Committee seeks candidates from regions where Huron offices are located, with prior management experience and experience on public company boards and in relevant industries.

COMPENSATION OF DIRECTORS

The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate independent directors for their service on the board and its committees, and an equity component, designed to align the interests of independent directors and stockholders. Mr. Roth receives no compensation for his service on the board.

Effective as of July 1, 2016, the director compensation program is comprised of the following elements:

•	Annual cash retainer:
•	Non-executive Chairman - $235,000
•	Vice Chairman - $85,000
•	Other independent directors - $60,000

•	Board and committee meeting fee of $1,000 per meeting (The Chairman does not receive board or committee meeting fees.)

•	Annual committee chairperson retainer of:
•	Audit - $15,000
•	Compensation - $15,000
•	Nominating and Corporate Governance - $10,000

•

Annual restricted stock grant of $170,000 (granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant) which vests ratably over 12 quarters. If a new independent director joins the board after the Company’s annual meeting, the award is prorated as follows:

•	If the new director joins within six months of the Company’s annual meeting, the new director will receive half of the annual grant.
•	If the new director joins over six months after the Company’s annual meeting, no grant will be made.

•	Stock ownership requirement – independent directors are expected to own Huron stock equal to the lesser of three times the annual cash retainer (currently $180,000) or 9,000 shares.

•	A new non-employee director will receive an initial restricted stock grant equal to $200,000, which will vest ratably over 12 quarters.

•	All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2017 Nonqualified Deferred Compensation.” One director has participated since 2013, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2017. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name (5)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Compensation Earnings ($)(2)	Total ($)
James D. Edwards (3)	85,000	169,990	—	254,990
H. Eugene Lockhart (3)	101,000	169,990	—	270,990
George E. Massaro (3)	101,000	169,990	—	270,990
John McCartney (3)(4)	235,000	169,990	112,816	517,806
John S. Moody (3)	89,000	169,990	—	258,990
Debra Zumwalt (3)	96,000	169,990	19,872	285,862

(1)

This column represents the aggregate grant date fair value of shares granted to our directors in 2017. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)

The amount in this column represents investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings for 2017 that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2017 of 2.72%). For 2017, the actual earnings for Mr. McCartney and Ms. Zumwalt were $134,348 and $28,141, respectively.

(3)	At December 31, 2017, each of Messrs. Edwards, Lockhart, Massaro, McCartney, Moody and Ms. Zumwalt held 5,158 shares of restricted common stock.
(4)	Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(5)

Hugh E. Sawyer was appointed to the board in February 2018. He had previously served as a managing director at Huron from January 2010 until May 2017, where he led the Operational Improvement Service Line for Huron’s Business Advisory practice. All compensation paid to Mr. Sawyer in 2017, which consisted of base salary paid through his departure and payment of his 2016 bonus, was in connection with his managing director role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we have not identified any late filings in 2017.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;
•	each member of our board of directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
Wellington Management Group LLP (2)	3,102,878	14.02
Van Berkom & Associates Inc. (3)	1,927,915	8.71
The Vanguard Group, Inc. (4)	1,774,571	8.01
BlackRock, Inc. (5)	1,444,220	6.50
Dimensional Fund Advisors LP (6)	1,393,051	6.30
Boston Partners (7)	1,286,433	5.81
FMR LLC (8)	1,173,291	5.30
Directors and Executive Officers:
James D. Edwards (9)	21,524	*
C. Mark Hussey (10)	98,945	*
John D. Kelly (11)	9,386
H. Eugene Lockhart (12)	22,160	*
George E. Massaro (13)	17,744	*
John McCartney (14)	57,155	*
John S. Moody (15)	19,653	*
Diane E. Ratekin (16)	39,957	*
James H. Roth (17)	380,291	1.69
Hugh E. Sawyer (18)	13,095	*
Debra Zumwalt (19)	12,283	*
All directors and executive officers as a group (11 persons) (20)	692,193	3.08

*	Indicates less than 1% ownership.

(1)

The principal address for each of the stockholders, other than Wellington Management Group LLP, Van Berkom & Associates Inc., The Vanguard Group, Inc., BlackRock, Inc., Dimensional Fund Advisors LP, Boston Partners, and FMR LLC, listed below, is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

The principal address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned by Wellington Management Group LLP and the following subsidiaries of Wellington Management Group LLP: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information regarding beneficial ownership of our common stock by Wellington Management Group LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 8, 2018.

(3)

The principal address of Van Berkom & Associates Inc. is 1130 Sherbrooke Street West, Suite 1005, Montreal, Quebec H3A 2MB. Information regarding beneficial ownership of our common stock by Van Berkom & Associates Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 13, 2018.

(4)

The principal address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. and the following subsidiaries of The Vanguard

Group, Inc.: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 9, 2018.

(5)

The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on January 25, 2018.

(6)

The principal address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Information regarding beneficial ownership of our common stock by Dimensional Fund Advisors LP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 9, 2018.

(7)

The principal address of Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108. Information regarding beneficial ownership of our common stock by Boston Partners is included herein in reliance on a Schedule 13G filed with the SEC on February 13, 2018.

(8)

The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The shares are owned by FMR LLC and the following subsidiaries of FMR LLC: FIAM LLC, Fidelity (Canada) Asset Management ULC, Fidelity Institutional Asset Management Trust Company, FMR Co., Inc., and Strategic Advisers, Inc. Information regarding beneficial ownership of our common stock by FMR LLC is included herein in reliance on a Schedule 13G/A filed with the SEC on February 14, 2018.

(9)	Includes 4,355 shares of restricted common stock.

(10)	Includes 15,647 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 56,459 shares of restricted common stock.

(11)	Includes 7,109 shares of restricted common stock.

(12)	Includes 4,355 shares of restricted common stock.

(13)	Includes 4,355 shares of restricted common stock.

(14)	Includes 4,355 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(15)	Includes 4,355 shares of restricted common stock.

(16)	Includes 7,904 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 8,775 shares of restricted common stock.

(17)

Includes 160,746 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 50,533 shares of restricted common stock, as well as 3,855 shares held by a family limited liability company.

(18)	Includes 8,799 shares of restricted common stock.

(19)	Includes 4,355 shares of restricted common stock.

(20)

Includes an aggregate of 184,297 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date, as well as 157,805 shares of restricted common stock held by the Directors and Executive Officers listed above.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 — EXECUTIVE SUMMARY

Huron is a global professional services firm committed to achieving sustainable results in partnership with its clients. The company brings depth of expertise in strategy, technology, operations, advisory services and analytics to drive lasting and measurable results in the healthcare, higher education, life sciences and commercial sectors. Through focus, passion and collaboration, Huron provides guidance to support organizations as they contend with the change transforming their industries and businesses.

Named Executive Officers

During 2017, Huron’s named executive officer team consisted of the following individuals:

•   Mr. Roth, Chief Executive Officer, President and Director.

•   Mr. Hussey, Executive Vice President and Chief Operating Officer.[1]

•   Mr. Kelly, Executive Vice President, Chief Financial Officer and Treasurer.[1]

•   Ms. Ratekin, Executive Vice President, General Counsel and Corporate Secretary.

Huron’s named executive officers are responsible for our Company-wide business operations and setting overall strategy of the organization.

Practice Leadership

Each of Huron’s operating segments is led by Practice Leadership and teams of client-facing managing directors. The Practice Leaders and client-facing managing directors for each business area are responsible for the financial results of their respective business area, including revenue and EBITDA growth, while ensuring delivery of superior solutions. These leaders have the critical talent and skills that make us unique and enable us to grow our business and compete in the marketplace. It is imperative to our core business strategy that we motivate and retain our current client-facing managing directors and obtain new talent through recruiting and developing our high potential employees so that they can progress to higher level leadership roles within the Company.

Business Strategy

Our business strategy is to be the premier transformation partner to our clients. Through our integrated capabilities, we help organizations own their future in the face of rapid change. To ensure the success of our strategy and our ability to deliver sustained value to our shareholders, Huron focuses on the following drivers:

•   Specialize in enabling organizations to lead through transformational change by providing integrated offerings built on the strength of our industry knowledge.

•   Deliver high-value, quality services to our clients to support their comprehensive needs, from strategy setting to execution.

•   Broaden and strengthen our capabilities to continue to best serve our clients while maintaining and growing our strong industry expertise.

•   Attract, retain, and motivate top tier employees with diverse perspectives and experience levels, including subject matter and/or technical expertise.

•   Supplement organic growth by successfully identifying, executing and integrating acquisitions that expand our current market offerings and deepen our industry expertise or broaden our capabilities to best serve our clients’ needs.

•   Optimize our corporate infrastructure to effectively scale and support the Company’s long-term growth plans, while enhancing EBITDA margins.

1	On January 3, 2017, Mr. John Kelly was promoted to the position of Executive Vice President and Chief Financial Officer (“CFO”). Formerly, Mr. Kelly had been Corporate Vice President and Chief Accounting Officer. With Mr. Kelly assuming the CFO role, Mr. Hussey has transitioned this role and has become Executive Vice President and Chief Operating Officer. Mr. Hussey also assumed the interim role of Healthcare Practice Leader.

Compensation Strategy

Our compensation philosophy has three key elements:

•   Motivate and reward performance in the long-term best interests of shareholders.

•   Deliver competitive total compensation generally targeted at the median of the peer group (+/-15%).

•   Place a substantial portion of the compensation of our named executive officers at risk; actual payouts should vary based on the Company’s financial and operational performance. The performance measures directly link into our business strategy through net revenues, Adjusted EBITDA margin, and Adjusted Diluted EPS growth as well as fulfillment of strategic measures identified each year by the board of directors.

We annually grant a sizable portion of equity to our managing directors. An average of 80% of total equity granted in the last three years was awarded to our managing directors with the balance awarded to NEOs, other employees and directors. As a professional services firm, we recognize that our managing directors are critical to developing and maintaining client relationships, generating revenue and driving the overall success of Huron. We use stock as both a retention tool and an incentive to encourage behaviors that will benefit the shareholders and the Company. Approximately 50% of the annual bonus compensation of our Practice Leaders and client-facing managing directors consists of restricted stock that vests over four years, and is awarded based on prior year performance. We believe this element of our compensation aligns the interests of each of our practices with the Company as a whole and importantly differentiates Huron’s compensation program from our competitors’ programs, by aligning our managing directors with Huron’s long-term value creation.

Business Results

The Company’s financial and strategic performance during 2017 determine the majority of our NEO’s compensation.

Business results were as follows[2]:

•   Our 2017 financial results came in lower than we expected, driven by further softness in our Healthcare business. The decline in Healthcare was partially offset by growth in our Education and Business Advisory segments.

•   Net revenues were $732.6 million in 2017, compared to $726.3 million in the prior year.

•   Adjusted EBITDA decreased 19.3% to $104.6 million in 2017, or 14.3% of net revenues, compared to 17.9% in the prior year.

•   Adjusted diluted EPS was $2.15 in 2017, a 33.0% decrease from the prior year. While we delivered results that were lower than our initial guidance, we have made significant progress in the operational turnaround of our Healthcare business positioning us to be more responsive to changing market conditions. Among other initiatives, we have enhanced the level of collaboration across all of our service lines. Our efforts have better equipped the Healthcare business to compete across a wider spectrum of engagement sizes and durations by developing more flexible delivery models.

•   We also completed two significant acquisitions in 2017. We acquired Innosight and Pope Woodhead in the first quarter, strategically adding to our Business Advisory segment. We believe these acquisitions strengthen our strategy capabilities and provide us with a comprehensive set of offerings to serve our clients—from strategy setting to execution. These acquisitions also strengthen our international footprint to best serve our growing, global client base. These acquisitions contributed almost $44 million in revenues during 2017 and performed largely as planned.

•   In 2017, we defined our new, five-year enterprise-level strategy, created a unified sense of purpose and secured the commitment of our employees through a new vision, mission, set of values and modified brand positioning all designed to align with our strategy.

•   We continued to align our corporate infrastructure with the evolving needs of our business to gain efficiencies and leverage our SG&A expense.

2

In the discussion of the Company’s 2017 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted diluted EPS. EBITDA is defined as net income (loss) from continuing operations before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring charges, goodwill impairment charges, other gains and losses, non-operating income and expense, and foreign currency transaction gains and losses. Adjusted EBITDA margin is Adjusted EBITDA expressed as a percentage of net revenues. Adjusted diluted EPS is defined as diluted earnings (loss) per share from continuing operations adjusted by adding back the same items as Adjusted EBITDA, in addition to amortization of intangible assets, non-cash interest on convertible notes, all on a tax effected basis, as well as tax expense related to the enactment of Tax Cuts and Jobs Act of 2017 and tax benefit related to “check-the-box” election.

Impact of Results on NEO Compensation

Our NEO compensation relies heavily on performance-based pay – the annual and long-term incentive programs. The Compensation Committee establishes challenging goals that reflect the Company’s goals and business environment. The pay our NEOs ultimately earn is based on the level of achievement of these performance goals and our stock price performance.

Target total compensation for our CEO in 2017 was 80% “at risk”, meaning that it is contingent upon and based on Company performance and stock price performance, and the target total compensation for our other NEOs was on average 69% “at risk”.

NEO Pay Mix (Target)

Our performance in 2017 against the predetermined goals did not meet our expectations, which resulted in a small portion of our NEO’s target compensation that was “at risk” being earned. The pay actually earned by our CEO and other NEOs, compared to the target, is shown below.

NEO Pay Mix (Actual)

(1)	The 2017 annual incentive award paid out at 60.2% of target.

(2)	The value of the 2017 long-term incentive reflects both a lack of payout on the Adjusted EPS component and the decline in our share price, with earned shares valued at the 12/31/17 price of $40.45.

Our pay programs create alignment between Company performance and NEO pay, as illustrated for the prior three years in the tables below. Our annual incentives yielded payouts below target in each of those years, and our long-term incentive program has only provided a payout in one year, but at a below target level.

Our executive compensation programs are very aligned with shareholder value. This is reflected in a comparison of Mr. Roth’s target and realizable compensation. The graph below illustrates the target compensation opportunity provided to Mr. Roth for 2015-2017 compared to the actual value realized, when taking into account performance achievements under our incentive programs as well as share price changes. Mr. Roth realized 56% of his target pay opportunity over the 2015-2017 period.

3-Year Aggregate CEO Pay ($000s)

(2015-2017)

(1)	Target Pay reflects the sum of the target compensation levels in each of 2015, 2016 and 2017.

(2)

Realized Pay reflects the sum of actual base salary paid, actual annual incentive earned and long-term incentive award value for awards granted in 2015, 2016 and 2017. The value of the long-term incentive reflects actual performance for completed performance periods and target performance for outstanding performance cycles, with all awards valued at the $40.45 year-end share price.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW

Huron’s executive compensation program is structured to align executive pay with Company performance. The strength of this alignment was recognized by our shareholders in 2017 as Huron received over 99% support on our shareholder advisory vote on executive compensation (commonly referred to as “Say on Pay”). We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of:

•	Achieving financial performance in comparison to pre-established financial goals
•	Attaining strategic initiatives that we believe are critical to future value creation
•	Delivering value to shareholders

As part of the program, we also evaluate several groups of peers depending on what we are measuring:

•

For executive compensation, we use a peer group of publicly traded companies (“Executive Pay Peer Group”) where the size of the companies and the roles of the executive officers are similar to those of Huron. We generally seek to target executive pay at the market median and in alignment with the pay data from this peer group. This pay data may at times be supplemented with broader survey data for specific executives, as appropriate.

•

For compensation of our client-facing managing directors (“Managing Director Peer Group”), we gather data from public and private companies and focus our comparators on the type of work performed, rather than primarily on the size or public/private nature of the organizations.

•

In order to assess our business performance, we review our business competitors, many of which are private, much larger in size or are subsets of larger companies. Therefore, obtaining comparative business results can be challenging. As a result, we have chosen to set executive performance goals based on absolute rather than relative performance measures.

In addition to these objectives, we adhere to a comprehensive set of generally accepted best practices in the structuring and design of the compensation program.

Best Practice Elements:
•

Establish Competitive Compensation Levels. We target the total direct compensation for our NEOs at levels that are generally within +/- 15% of market median total direct compensation levels and tie actual compensation to performance.

•	Maintain a “Double Trigger.” In the event of a change of control, severance benefits are paid, and equity awards vest, only if our NEOs incur a qualifying termination.
•

Minimize Compensation Risks. We periodically review our compensation program to confirm that our compensation policies and practices are not encouraging excessive or inappropriate risk taking by our NEOs.

•

Impose Robust Stock Ownership Guidelines. Our stock ownership guidelines require our NEOs to retain a significant equity stake in the Company. NEOs are expected to retain a number of shares equal to at least 60% of the net after tax value from the exercise of stock options or vesting of restricted shares and performance shares until these guidelines are met.

•

Maintain a “Clawback” Policy. We maintain a compensation recoupment policy (commonly referred to as a “clawback policy”), which generally provides that the Company may recover performance-based compensation paid to NEOs and such other individuals designated by our independent directors, if payout was based on financial results that were subsequently restated.

•

Retain an Independent Compensation Consultant. The Compensation Committee retains an independent consultant to assist in developing and reviewing our NEO compensation strategy and to confirm that the design and pay levels of our compensation programs are appropriately consistent with our goals and market practices.

•

Consider the Impact of Tax and Accounting Rules. The Compensation Committee takes into account the effect of tax and accounting rules in structuring our NEO compensation program. The Compensation Committee reserves the right to pay compensation that may not be deductible under Section 162(m).

•	Review Share Utilization. We regularly review overhang levels (the dilutive impact of equity awards on our shareholders) and consider such levels in our consideration of future equity grants.
•

No Excise Tax Gross-Ups. Our NEOs are not entitled to receive any “gross-up” payments related to excise taxes that may be imposed in connection with golden parachute arrangements under the Company’s change of control severance plan.

•

Hedging or Pledging of Company Stock. The board has adopted a revised Insider Trading Policy that prohibits directors, officers, employees, and contractors from hedging activities, holding Company securities in a margin account or pledging Company securities as collateral for a loan.

•

No “Timing” of Equity Grants. We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Executive Perquisites that are not provided widely at Huron. We do not provide material benefits or perquisites to our NEOs that are not provided widely within Huron.

SECTION 3 - COMPENSATION PROGRAM DETAILS

Targeting of Total Direct Compensation

The Compensation Committee generally targets total direct compensation to be within +/-15% of the median of the Executive Pay Peer Group for our NEOs. The Compensation Committee also reviews data from the Radford Group Technology Survey for companies with annual revenue between $500M and $999.9M. This data informs the Committee’s decisions on pay adjustments.

2017 Base Salary, Annual and Long-Term Incentive Changes

During 2017, the Compensation Committee approved changes to both the 2017 Annual and Long-Term Incentive Plans. These changes were made with the goal of continuing to evolve and improve the programs with the organizational needs of the Company, while ensuring a clear correlation between pay and performance, and effectively motivating the NEOs to out-perform expectations. The Compensation Committee approved 2017 compensation levels (base salary and target annual and long-term incentive) in February of 2017.

Compensation Element	James H. Roth	C. Mark Hussey	John D. Kelly	Diane E. Ratekin
Base Salary	$900,000	$750,000	$325,000	$400,000
Target AIP Payout	110% of base salary	100% of base salary	70% of base salary	50% of base salary
Target LTI Payout	300% of base salary	175% of base salary	100% of base salary	115% of base salary

For 2017, the Compensation Committee increased Mr. Hussey’s base salary to $750,000 from $600,000 to recognize his performance, his leadership role in the creation of Huron’s long-term strategy, and his increased role leading the transformation of the Healthcare practice. They also increased Mr. Roth’s target LTI to 300% from 225% and Ms. Ratekin’s target LTI to 115% from 100% to be more market competitive, and increased Mr. Kelly’s total compensation by 105% to compensate for his promotion to Chief Financial Officer from Chief Accounting Officer.

For 2018, the Compensation Committee increased Mr. Kelly’s total compensation by 32% to be more market competitive. His salary was increased from $325,000 to $400,000 and his LTI was increased from a target of 100% to 120%.

2017 Annual Incentive

The Compensation Committee approved a performance-based Annual Incentive Plan for 2017. The maximum incentive opportunity for 2017 increased from 125% to 150% of target to better align with market practice and to enhance the incentives for participants to achieve maximum performance levels. Based on the actual results on each of the performance measures, a total annual cash incentive payout of 60% of target was earned.

This amount is reflected in the Summary Compensation Table as Non-Equity Incentive Plan Compensation.

This plan is structured as shown in the table below:

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Net Revenue	40%	$729M	$759M	$829M	$733M
Adjusted EBITDA Margin	30%	14.3%	15.2%	16.0%	14.3%
Strategic Measures*	30%	Committee Discretion	100%	150%	125%

* The Committee reviewed and discussed the NEOs’ performance against the strategic measures that were established at the beginning of the year. The Committee identified overachievements against certain objectives and determined the overall level of performance resulted in a payout on the strategic measures of 125% of target.

Note: A performance threshold of $0.05 Adjusted Diluted EPS which must be exceeded prior to the payout of the 2017 Annual Incentive Plan is designed to comply with the terms of Section 162(m). If $0.05 Adjusted EPS is exceeded, the Compensation Committee can approve a payout of up to 150% of target. The $0.05 Adjusted Diluted EPS was exceeded in 2017.

2017 Long-Term Equity Grants

On March 15, 2017, Huron made long-term equity grants that were structured as 70% performance units and 30% restricted shares.

Executive	Performance Units Granted*	Restricted Shares Granted
James H. Roth	46,210	19,804
C. Mark Hussey	22,463	9,627
John D. Kelly	5,562	2,384
Diane E. Ratekin	7,873	3,374

*	Full performance unit grant at target performance.

In August of 2017, the Compensation Committee awarded Mr. Hussey an award of restricted shares with a grant date fair value of $1,000,000 in order to recognize his contributions as the interim leader of the Healthcare practice during its ongoing transformation as well as his critical role to the ongoing success of the business.

Restricted Stock Awards

The restricted stock granted to our NEOs vest 1/3 per year over three years, based on continued service to ensure retention. In addition, the Company must exceed $0.05 Adjusted EPS in the year of grant or the awards will be forfeited. This condition is designed to satisfy the provisions of Section 162(m). This condition was met in 2017.

Performance Share Awards

The performance share awards are tied to both three-year performance and annual performance. The performance share plan was redesigned for 2017, following the completion of the initial three-year performance cycle (2014-2016). The 2017 performance share plan maintains the one-year performance period (60% of award) and a three-year performance period (40% of award). The one-year performance is measured 100% based on 2017 Adjusted Diluted EPS and any earned shares will vest ratably over three years. The new three-year performance period will be measured 100% based on 2019 Adjusted Diluted EPS, and any earned shares will immediately vest on March 15, 2020, after the end of the three-year performance period. Payout opportunity remains 50% of target for threshold performance and 200% of target for maximum performance. No shares are earned for performance below threshold.

2017 Annual Performance Measures and Results:

The Compensation Committee established Adjusted Diluted EPS as the performance measure for PSUs with payouts ranging from 0% to 200%. Actual performance came in below the threshold; therefore, performance share units were not earned as presented in the chart below.

	2017 Performance Targets (1)					Actual Performance
Measure	0%		25%	100%	150%	200%	Actual	PSU Earned Percent
Adjusted Diluted EPS	<$	2.31	$2.31	$2.46	$2.76	$3.16	$2.15	0%

(1)	Actual Adjusted Diluted EPS is calculated on a continuing operations basis and excludes certain acquisitions completed in 2017.

2018 NEO Compensation Program Design Changes

During 2017, we undertook a review of our NEO compensation program to ensure it continues to support our business and talent strategies, appropriately reflects peer practices, and aligns with shareholders in recognition of our ongoing transformation.

Based on this review, the Committee approved a number of changes to the NEO compensation program for 2018:

2018 Annual Incentive Program
Changes Made:	Reasons for Change:

•  Adding organic revenue growth as performance measure, replacing the budgeted revenue goal.

•  Adding greater specificity to and limiting the number of strategic objectives.

•  Widening the performance/payout range.

•  Creates enhanced emphasis on the importance of top line growth in growing share price.

•  Provides greater clarity to performance expectations and reduces subjectivity in assessing performance.

•  Better reflects competitive practices while maintaining our performance focus by providing lower than typical payout for below target performance and by requiring greater performance for a maximum payout.

The 2018 annual incentive program design is summarized below:

		Threshold		Target		Maximum
Performance Measure	Weighting	Performance	Payout	Performance	Payout	Performance	Payout
Organic Revenue Growth	40%	95%	25%	100%	100%	111%	200%
Adjusted EBITDA Margin	30%	85%	25%	100%	100%	115%	200%
Strategic Measures*	30%	85%	25%	100%	100%	115%	200%

* At the beginning of 2018, the Compensation Committee approved specific strategic measures focused on further development of each practice area and further improvements in the effectiveness and efficiencies of Huron’s infrastructure. A target award would reflect full achievement of these objectives, as assessed by the Committee. The Committee applies its judgment in determining overall performance on the measure.

2018 Long-Term Incentive Program
Changes Made:	Reasons for Change:
• Utilizing a full three-year performance measurement cycle. • Adding a revenue growth goal to complement the adjusted EPS goal.	• Reflects multi-year performance rather than the sum of annual goals. • Focuses on the importance of top line growth to drive shareholder value.

The 2018 long-term incentive program design is summarized below:

Vehicles	Weighting	Performance Measure	Performance/Vesting Timeline
Performance Units	70%	40% Adjusted Diluted EPS 30% Organic Revenue Growth	Three-Year (cliff)
Restricted Shares	30%	Continued employment	Three-Year (ratable)

SECTION 4 - ADDITIONAL DISCLOSURES RELATED TO COMPENSATION PROGRAM

Executive Pay Peer Group

The peer group developed in 2016 to inform 2017 pay decisions was modified based on the annual review of Executive Pay Peer Group criteria. The Compensation Committee elected to expand the peer group from 11 companies to 16 companies. The Committee believes that this larger peer group will provide better insights into the compensation practices of business peers and will be less volatile due to the compensation changes made by one company. Companies were identified based on the following process:

1.	All companies were identified that met the following criteria:
•	US headquartered and publicly traded.
•	Revenue between one-half to two times Huron’s trailing 12 months’ revenue as of Huron’s 2016 fiscal year-end.
•

Global Industry Classification Standard (GICS) codes: Research and Consulting Services, Human Resource & Employment Services, Application Software, Health Care Services or Technology, or Data Processing and Outsourced Services.

2.	Companies were then screened and selected that best met the following set of factors:
•	Business and/or labor market competitor to Huron.
•	Similar revenue per employee.
•	Predominantly US revenue.
•	Principal business was to provide value-added consulting or advisory services to companies and organizations.

As a result of the review and application of these criteria, the Compensation Committee approved the following companies:

•	The Advisory Board, Inc.
•	Allscripts Healthcare Solutions, Inc.
•	athenahealth, Inc.
•	CBIZ Inc.
•	CEB, Inc.
•	Dun & Bradstreet Corporation
•	Exponent, Inc.
•	FTI Consulting, Inc.
•	Gartner Inc.
•	Heidrick & Struggles International, Inc.
•	ICF International Inc.
•	Korn/Ferry International
•	Maximus, Inc.
•	Navigant Consulting Inc.
•	Premier, Inc.
•	Resources Connection, Inc.

Additional changes were made to the peer group in 2017 in advance of 2018 pay determination. Gartner acquired CEB, thus the Committee removed CEB as a peer, and the Committee elected to remove Gartner and Maximus due to their larger size relative to Huron. Lastly, Acxiom Corporation and HMS Holdings Corporation were added to maintain a peer group of robust size.

Employment Agreements with Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin

Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron, and if the executive’s employment is terminated without cause or he or she resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Role of Compensation Committee

The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other named executive officers;
•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•	review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•	review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•	review director compensation and make recommendations to the board;
•	review and approve goals used for the annual and long-term incentive plans;
•	retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•	create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.

The Compensation Committee acts independently, and works closely with our board of directors and the executive management team, in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.

In 2017, the Compensation Committee was comprised entirely of independent directors, none of whom has at any time been an officer or employee of the Company.

Role of Management

Our CEO works together with the Corporate Vice President, Chief Human Resources Officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our CEO, COO, CFO and General Counsel provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, however, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the Chairman of the board so that the bonus pool and Company profitability strike the right balance between shareholder returns and retention of employees. Our CEO does not participate in any discussions related to his own compensation.

Role of Compensation Advisor

The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Committee’s independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Semler Brossy served as the Compensation Committee’s independent advisor through the first half of 2017, at which time the Compensation Committee retained Pay Governance to serve as its independent advisor.

The Compensation Committee annually analyzes whether the compensation advisor’s work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Semler Brossy and Pay Governance and the individual compensation advisors employed by Semler Brossy and Pay Governance as compensation consultants to the Company has not created any conflict of interest.

2017 Say on Pay Vote

In 2017, we received a shareholder advisory vote (commonly referred to as “Say on Pay”) in excess of 99% in support of the named executive officer compensation. We believe this positive vote reflects the strong pay for performance relationship in our executive compensation program and supports the changes that have been made in recent years to improve the program. We continue to listen carefully to our shareholders and incorporate their feedback into our deliberations about executive compensation. As in 2011, shareholders at the 2017 Annual Meeting expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Company has held and will continue to hold its advisory vote on the compensation of the Company’s named executive officers annually until the 2023 Annual Meeting at which time shareholders will again be asked to vote on the frequency of advisory votes on named executive officer compensation.

Health and Welfare Benefits

The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows managing directors, corporate vice presidents and executives to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their board fees into the DCP.

Perquisites

Huron did not provide material perquisites that are not provided widely within Huron to any named executive officer in 2017. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. The CEO and Executive Vice Presidents are also offered reimbursement of the cost of an annual executive physical examination.

Clawback Provisions

In 2014, we adopted an incentive compensation recoupment policy (commonly referred to as a “clawback policy”) that provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our independent directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our independent directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The independent directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.

Stock Ownership Guidelines and Holding Requirements

In 2010, the Compensation Committee adopted stock ownership guidelines for Huron’s named executive officers and non-employee directors. The guidelines, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	the lesser of 3x salary or 120,000 shares
COO and CFO	the lesser of 2x salary or 50,000 shares
Other Executive Officers	the lesser of 1x salary or 20,000 shares
Non-employee directors (elected prior to 2014 annual meeting)	the lesser of 3x annual retainer or 9,000 shares
Non-employee directors (elected on or after 2014 annual meeting)	the lesser of 3x annual retainer or the # of shares equivalent to 3x annual retainer/share price on day prior to annual meeting when first elected

Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance shares. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance shares or unvested restricted stock do not count. All of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.

Hedging and Pledging

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to certain specified covered employees. Under the rules in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) was deductible without regard to this $1 million limit. The recent Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. To date, the IRS has not issued guidance interpreting the Tax Cuts and Jobs Act. While the Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as “performance-based compensation,” it cannot assure that result. The Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 31, 2017.

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended Senior Management Agreements in 2010 to ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2017 Annual Report on Form 10-K.

Debra Zumwalt, Chair

H. Eugene Lockhart

John S. Moody

REQUIRED COMPENSATION DISCLOSURES

2017 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
James H. Roth	2017	900,000	595,980	2,699,973	308,563	31,434	4,535,950
President and Principal Executive Officer	2016	900,000	207,900	1,939,930	83,903	27,109	3,158,842
	2015	900,000	594,000	2,662,934	0	31,134	4,188,068
C. Mark Hussey	2017	743,750	451,500	2,312,472	150,059	30,985	3,688,766
Executive Vice President and Principal Operating Officer	2016	600,000	126,000	1,005,895	60,624	26,435	1,818,954
	2015	550,000	297,000	904,174	0	30,905	1,782,079
John D. Kelly (4)	2017	323,333	136,955	344,197	N/A	23,113	827,598
Executive Vice President and Principal Financial Officer

Diane E. Ratekin	2017	400,000	120,400	460,003	18,353	31,719	1,030,475
Executive Vice President, General Counsel and Corporate Secretary	2016	400,000	42,000	438,686	6,411	35,221	922,318
	2015	400,000	120,000	473,415	0	30,635	1,024,050

(1)

This column represents the aggregate grant date fair value of restricted stock and/or performance share unit awards. The value of the performance share units in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(2)

The amounts in this column represent investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2017, 2016 and 2015 of 2.72%, 2.70% and 3.05%, respectively). For 2017, the actual earnings for Mr. Roth, Mr. Hussey and Ms. Ratekin were $385,248, $177,842 and $22,149, respectively. Mr. Roth began participation in the deferred compensation plan in 2015. Mr. Hussey began participation in the plan in 2014. Ms. Ratekin’s earnings relate to amounts contributed to the plan prior to her becoming a named executive officer. Please see the section entitled “2017 Nonqualified Deferred Compensation” below for more detail.

(3)	All Other Compensation for 2017 is detailed in the table below.

(4)	On January 3, 2017, Mr. Kelly was promoted to the position of Executive Vice President and Chief Financial Officer. Formerly, Mr. Kelly had been Corporate Vice President and Chief Accounting Officer.

2017 All Other Compensation

Name	Executive Long- Term Disability ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)	Total All Other Compensation ($)
James H. Roth	6,776	4,433	16,200	4,025	31,434
C. Mark Hussey	7,101	3,204	16,200	4,480	30,985
John D. Kelly	1,830	1,058	16,200	4,025	23,113
Diane E. Ratekin	7,952	7,487	16,200	80	31,719

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)

Other Benefits and Perquisites includes the cost of an executive physical, which Huron pays for executives and certain managing directors, and a wellness benefit available to all employees that reimburses up to $320 annually for purchases that assist in maintaining work-life balance. The wellness benefit was discontinued as of June 2017.

CEO Pay Ratio

As a result of the Dodd-Frank Act, beginning with our 2018 Proxy Statement, the SEC will require disclosure of the CEO to median employee pay ratio.

Mr. Roth received 2017 annual total compensation of $4,535,950 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2017 was $118,710. As a result, we estimate that Mr. Roth’s 2017 annual total compensation was approximately 38 times that of our median employee.

2017 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards and annual cash incentive awards for 2017 to each named executive officer.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date		Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Full Grant Date Fair Value of Each Award ($)(4)
James H. Roth	3/15/2017	(5)	2/20/2017	—	—	—	13,863	27,726	55,452	—	1,133,993
	3/15/2017	(6)	2/20/2017	—	—	—	9,242	18,484	36,968	—	755,996
	3/15/2017		2/20/2017	—	—	—	—	—	—	19,804	809,984
				247,500	990,000	1,485,000	—	—	—	—	—
C. Mark Hussey	3/15/2017	(5)	2/20/2017	—	—	—	6,739	13,478	26,956	—	551,250
	3/15/2017	(6)	2/20/2017	—	—	—	4,493	8,985	17,970	—	367,487
	3/15/2017		2/20/2017	—	—	—	—	—	—	9,627	393,744
	8/21/2017		8/17/2017	—	—	—	—	—	—	32,051	999,991
				187,500	750,000	1,125,000	—	—	—	—	—
John D. Kelly	3/1/2017		2/10/2017	—	—	—	—	—	—	442	19,205
	3/15/2017	(5)	2/20/2017	—	—	—	1,669	3,337	6,674	—	136,483
	3/15/2017	(6)	2/20/2017	—	—	—	1,113	2,225	4,450	—	91,003
	3/15/2017		2/20/2017	—	—	—	—	—	—	2,384	97,506
				56,875	227,500	341,250	—	—	—	—	—
Diane E. Ratekin	3/15/2017	(5)	2/20/2017	—	—	—	2,362	4,724	9,448	—	193,212
	3/15/2017	(6)	2/20/2017	—	—	—	1,575	3,149	6,298	—	128,794
	3/15/2017		2/20/2017	—	—	—	—	—	—	3,374	137,997
				50,000	200,000	300,000	—	—	—	—	—

(1)

For the cash award, the target, threshold and maximum represent the range of cash award that could be earned. There is no payout if a threshold level of performance is not achieved. The minimum amount that could be paid is 25% of target and maximum represents 150% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 60% of the target award was earned.

(2)

The 2017 grant of Performance Share Units (PSUs) consists of two components: a one-year component based on 2017 performance and a three-year component based on 2017-2019 performance. The PSUs that comprise the one-year component are earned based on performance for the 2017 performance period. These PSUs are earned from 50% of target for threshold performance to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that comprise the one-year component that are earned are then subject to vesting based on continued employment with one-third of the earned award vesting each year following the 2017 performance period, commencing March 15, 2018. The PSUs that comprise the three-year component are earned based on 2017-2019 performance. These PSUs are earned from 50% of target for threshold performance to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that comprise the three-year component that are earned vest on March 15, 2020.

(3)	Restricted stock granted under the Company’s 2012 Omnibus Incentive Plan.

(4)

The full grant date fair value of the March 1, 2017 RSA is based on the closing price of Huron stock of $43.45 on February 28, 2017. The full grant date fair values of the March 15, 2017 RSAs and PSUs are based on the closing price of Huron stock of $40.90 on March 14, 2017. The total number of shares earned by recipients of these awards was contingent on meeting Adjusted EPS goals as described in Note (2) above.

(5)

The March 15, 2017 grant of PSUs consists of two components, a one-year component for the 2017 performance period and a three-year component for the 2017-2019 performance period. This row reports information for the one-year component of the award for 2017.

(6)

The March 15, 2017 grant of PSUs consists of two components, a one-year component for the 2017 performance period and a three-year component for the 2017-2019 performance period. This row reports information for the three-year component of the award for the 2017-2019 performance period.

2017 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2017 for each named executive officer. Market value is based on the closing price of Huron stock of $40.45 on December 29, 2017, the last trading day of the fiscal year.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested as of 12/31/2017 ($)
James H. Roth	5/03/2010	100,000	—	23.43	5/03/2020	—		—
	3/11/2011	27,031	—	26.19	3/11/2021	—		—
	3/01/2012	19,661	—	38.18	3/01/2022	—		—
	3/01/2013	24,054	—	39.19	3/01/2023	—		—
	3/01/2014	—	—	—	—	2,296	(1)	92,873
	3/01/2015	—	—	—	—	4,558	(1)	184,371
	3/01/2016	—	—	—	—	8,207	(1)	331,973
	3/15/2017	—	—	—	—	19,804	(2)	801,072
C. Mark Hussey	8/01/2011	1,772	—	32.37	8/01/2021	—		—
	3/01/2012	6,144	—	38.18	3/01/2022	—		—
	3/01/2013	7,731	—	39.19	3/01/2023	—		—
	3/01/2014	—	—	—	—	780	(1)	31,551
	3/01/2015	—	—	—	—	1,548	(1)	62,617
	3/01/2016	—	—	—	—	4,256	(1)	172,155
	3/15/2017	—	—	—	—	9,627	(2)	389,412
	8/21/2017	—	—	—	—	32,051	(1)	1,296,463
John D. Kelly	3/01/2014	—	—	—	—	142	(1)	5,744
	3/01/2015	—	—	—	—	263	(1)	10,638
	3/01/2016	—	—	—	—	264	(1)	10,679
	3/01/2017	—	—	—	—	442	(1)	17,879
	3/15/2017	—	—	—	—	2,384	(2)	96,433
Diane E. Ratekin	3/01/2012	3,072	—	38.18	3/01/2022	—		—
	3/01/2013	4,832	—	39.19	3/01/2023	—		—
	3/01/2014	—	—	—	—	408	(1)	16,504
	3/01/2015	—	—	—	—	810	(1)	32,765
	3/01/2016	—	—	—	—	1,621	(1)	65,569
	3/15/2017	—	—	—	—	3,374	(2)	136,478

(1)

Consists of unvested restricted stock as of December 31, 2017 that vests 25% annually over four years from the date of grant provided the individual is still employed by Huron on the applicable vesting dates.

(2)

Consists of unvested restricted stock as of December 31, 2017 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.

2017 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2017 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired On Vesting (#) (1)	Value Realized On Vesting ($)(2)
James H. Roth	0	0	18,330	763,376
C. Mark Hussey	0	0	7,392	307,919
John D. Kelly	0	0	731	34,433
Diane E. Ratekin	0	0	4,387	184,513

(1)	Includes restricted stock that vested in 2017.
(2)

The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the most recent business day preceding the vesting date multiplied by the number of shares received on vesting.

2017 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the deferred compensation activity for the named executive officers in 2017.

Name	Executive Contributions in 2017($)(1)	Company Contributions in 2017 ($)	Aggregate Earnings in 2017($)	Aggregate Withdrawals/ Distributions in 2017 ($)	Aggregate Balance as of 12/31/17($)(2)
James H. Roth	846,807	—	385,248	—	2,816,699
C. Mark Hussey	—	—	177,842	—	1,020,498
John D. Kelly	—	—	—	—	—
Diane E. Ratekin	—	—	22,149	—	139,427

(1)

Executive contributions include deferral of bonus for 2017, which amounts are also included in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table. These bonus amounts will be deposited into the accounts once 2017 bonuses are paid in March 2018.

(2)	The aggregate balance as of December 31, 2017 includes amounts deferred with respect to 2017 compensation that were funded after fiscal year-end.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, corporate vice presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Background

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control. After a comprehensive review of the agreements in 2016, the Company entered into Amended and Restated Agreements with each of our NEOs, effective as of January 1, 2017. The provisions of these agreements, summarized below, are aligned with best practices.

Senior Management Agreements

Mr. Roth’s agreement covers a term beginning on January 1, 2017, and continues for three years from that date. Following the expiration of that initial three-year term, his agreement will be automatically renewed every year, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.

Mr. Hussey, Mr. Kelly and Ms. Ratekin’s agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.

The following table summarizes how unvested equity awards will be addressed in the event of a termination under the Senior Management Agreements that were in effect during 2017.

Event	Restricted Stock and Options	Performance Shares
Normal Vesting

33% annual vesting over 3 years for awards granted on or after 3/15/2017; 25% annual vesting over 4 years for those awards granted prior to 3/15/2017 and for the award granted to C. Mark Hussey on 8/21/2017

One-Year Performance Shares: 33% of earned One-Year Performance Shares vest in each of Q1 2018, 2019 and 2020.

Three-Year Performance Shares: 100% of the earned Three-Year Performance Shares vest in Q1 2020 provided that executive remains employed at Huron through the 2019 Performance Period.

Voluntary Termination	Forfeit	One-Year & Three-Year Performance Shares: Forfeit.
Termination for “Cause”	Forfeit	One-Year & Three-Year Performance Shares: Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post- retirement	One-Year & Three-Year Performance Shares: Earned pro rata based on actual performance. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration

One-Year Performance Shares: Immediately vest pro rata based on actual performance.

Three-Year Performance Shares: Earned pro rata based on actual performance and will vest on March 15, 2020 on a pro rata basis.

Event	Restricted Stock and Options	Performance Shares
Involuntary/Good Reason Termination	Pro rata vesting	One-Year & Three-Year Performance Shares: Will receive a pro rata amount of earned shares based on actual performance; vesting continues per normal course.
Change of Control (“COC”), No Termination	No impact, assumed by acquirer

One-Year & Three-Year Performance Shares: If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity, then 100% of earned shares will vest and one share of Company common stock will be exchanged for each performance share and such common stock will receive the consideration paid by the acquirer in the COC.

Involuntary/Good Reason Termination Post-COC	Full acceleration	One-Year Performance Shares: Shares shall immediately fully vest. Three-Year Performance Shares: Earned shares shall immediately fully vest.

Other Benefits

Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Restrictive Covenants on Termination

For the applicable restricted period set forth in each executive officer’s Senior Management Agreement, he or she may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Hussey, Mr. Kelly and Ms. Ratekin is 12 months following termination of employment for any reason. In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. Executives are also subject to a confidentiality and non-disclosure covenant.

Key Definitions

Definition of “Change of Control”

A Change of Control is defined in all three agreements as:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or
•

there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by shareholders of Huron.

Definition of “Good Reason”

In the new Senior Management Agreements that were entered into effective January 1, 2017, the definition of “Good Reason” was harmonized across all NEOs and is now defined in all four agreements to mean a resignation following: (i) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois; (ii) a failure to comply with any material term of the agreement by the Company or (iii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives. The agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason.

Definition of “Good Reason” in Relation to a Change of Control

Under all four agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within two years following, a Change of Control including:

(a)	any material breach of the Senior Management Agreement by the Company,
(b)	any material adverse change in the executive’s status, responsibilities or position with the Company,
(c)

any material reduction in his or her base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company,

(d)

assignment of duties to the executive that are materially inconsistent with his or her position and responsibilities described in the Senior Management Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company in the case of Mr. Roth, or

(e)	requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.

Termination without Cause or Resignation for Good Reason

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, unvested equity will accelerate on a pro rata basis upon termination without Cause or resignation for Good Reason.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2017:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical, dental and vision insurance coverage; pro rata vesting of all unvested restricted shares and service-based option awards, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus, and a pro rata bonus in the year of termination based on actual results, 18 months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

John D. Kelly & Diane E. Ratekin

An amount in cash equal to the sum of his or her then current annual base salary and his or her then current target bonus, and pro rata bonus in the year of termination based on actual results, 12 months’ continuation of medical insurance, pro rata vesting of all unvested restricted shares, and pro rata vesting of performance shares that would otherwise have been earned in the year of termination. Severance amounts are payable in a lump sum.

In the event an executive qualifies for an approved retirement and signs a non-compete agreement, he or she would receive continued vesting of his or her stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his or her estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his or her eligible dependents shall receive continuation of medical, dental and vision benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable performance share equity agreement.

Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s Senior Management Agreement.

Termination without Cause or Resignation for Good Reason Related to a Change of Control

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2017:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 30 months’ continuation of medical, dental and vision insurance coverage, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 24 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

John D. Kelly & Diane E. Ratekin

An amount in cash equal to one and one-half times the sum of his or her then current annual base salary and his or her then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Golden Parachute Cutback

All four Senior Management Agreements provide that, if any amount, right or benefit paid or payable to the executive under his or her Senior Management Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his or her Senior Management Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2017, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2017 and uses a share price of $40.45, the closing price of our stock on December 29, 2017, the last trading day before our fiscal year end.

Name	Benefit	Termination without cause or Resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	1,800,000	0	2,250,000
	Bonus	1,980,000	0	2,475,000
	Pro rata bonus (1)	595,980	990,000	990,000
	Equity acceleration (2)	584,730	2,157,967	2,157,967
	Benefits continuation	27,966	6,992	34,958
	Cutback (3)	0	0	0
	Total Value	4,988,676	3,154,959	7,907,925
C. Mark Hussey	Salary	1,125,000	0	1,500,000
	Bonus	1,125,000	0	1,500,000
	Pro rata bonus (1)	451,500	750,000	750,000
	Equity acceleration (2)	374,133	2,315,649	2,315,649
	Benefits continuation	20,975	6,992	27,966
	Cutback (3)	0	0	-1,118,728
	Total Value	3,096,608	3,072,641	4,974,887
John D. Kelly	Salary	325,000	0	487,500
	Bonus	227,500	0	341,250
	Pro rata bonus (1)	136,955	227,500	227,500
	Equity acceleration (2)	47,285	231,366	231,366
	Benefits continuation	13,490	6,745	20,235
	Cutback (3)	0	0	-126,140
	Total Value	750,230	465,611	1,181,711
Diane E. Ratekin	Salary	400,000	0	600,000
	Bonus	200,000	0	300,000
	Pro rata bonus (1)	120,400	200,000	200,000
	Equity acceleration (2)	105,365	378,701	378,701
	Benefits continuation	13,490	6,745	20,235
	Cutback (3)	0	0	0
	Total Value	839,255	585,446	1,498,936

(1)	Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2017. See CD&A for disclosure regarding amount earned.
(2)

The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:

(a)

A portion of the performance shares would continue to vest for each of the named executive officers with the number of shares determined based on an actual performance and prorated for the number of days that the executive was employed during the performance period.

(b)

Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements (currently, none of the named executive officers satisfy the retirement criteria for these programs).

(3)

In the event the total CIC severance exceeds the IRC 280G safe harbor amount, then the executive’s cash severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

On and effective February 8, 2018, the board of directors of Huron elected Hugh E. Sawyer as a Class II director of Huron, to serve until the May 2018 Annual Meeting. Mr. Sawyer will stand for re-election at the 2018 Annual Meeting. Since April 2017, Mr. Sawyer has served as the President and Chief Executive Officer, as well as a director, of Regis Corporation (“Regis”), a company that owns, franchises and operates beauty salons worldwide. Prior to that, Mr. Sawyer served as a managing director at Huron. Mr. Sawyer also serves as a member of the board of directors of JHT Holdings, Inc.

The Company has provided general business advisory and transaction advisory services to Regis beginning in 2016. The aggregate fees received by the Company from Regis were $5.6 million in 2017, and $11,000 in 2018 (through January 31, 2018).

As a director of the Company, Mr. Sawyer will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the Company’s 2017 Annual Proxy Statement filed with the SEC on March 27, 2017. This compensation generally consists of an annual cash retainer in the amount of $60,000, $1,000 for each meeting of the board or any committee of the board that he attends, and an annual grant of restricted stock on the date of the Company’s annual meeting with a value of $170,000. Mr. Sawyer’s initial cash retainer will be prorated to reflect his appointment date. On March 1, 2018, Mr. Sawyer received a new director restricted stock award having a value equal to $200,000, vesting ratably over the following 12 calendar quarters beginning April 1, 2018. Mr. Sawyer will not receive an annual grant of restricted stock until the 2018 Annual Meeting provided he is re-elected to the board at that time.

There are no arrangements or understandings between Mr. Sawyer and any other persons pursuant to which he was elected as a director.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION— Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements. At the 2017 Annual Meeting of Stockholders, in excess of 99% of the votes cast on this proposal voted to support Huron’s named executive officer compensation.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2018. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees for other services rendered by PwC during those periods:

	2017	2016
	(in thousands)
Audit Fees	$1,686	$1,393
Audit-Related Fees	$53	$419
Tax Fees	$35	$33
All Other Fees	$3	$2
Total	$1,777	$1,847

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.

Audit-Related Fees—due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulations; and consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2017 and 2016 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not preapproved. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2017.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2017:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2017. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.
•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

John S. Moody

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 26, 2018 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 4, 2019 and no later than February 3, 2019. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Diane E. Ratekin Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

March 26, 2018

Admission Ticket

Electronic Voting Instructions

You can vote by Internet!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet must be received by
1:00 a.m., Central Time, on May 4, 2018.

Vote by Internet

• Go to www.envisionreports.com/HURN

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3.
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
	01 - John S. Moody	☐	☐	02 - Hugh E. Sawyer			☐	☐	03 - Debra Zumwalt	☐	☐
				For	Against	Abstain					For	Against	Abstain
2.	An advisory vote to approve the Company’s executive compensation.			☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

∎	1 U P X	+
02SFSA

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of

Huron Consulting Group Inc. Stockholders

Friday, May 4, 2018, 11:00 a.m. Central Time

550 West Van Buren Street, 17th Floor

Chicago, Illinois 60607

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Huron Consulting Group Inc.

Notice of 2018 Annual Meeting of Stockholders

550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607

Proxy Solicited by Board of Directors for Annual Meeting — Friday, May 4, 2018

James H. Roth and Diane E. Ratekin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 4, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)